FOR IMMEDIATE RELEASE

HC2 Holdings Reports Third Quarter 2018 Results
Re-Affirms 2018 Guidance for Construction and Marine Services Segments

New York, November 7, 2018 (GlobeNewswire) - HC2 Holdings, Inc. (“HC2” or the “Company”) (NYSE: HCHC), a diversified holding company, announced today its consolidated results for the third quarter 2018, which ended on September 30, 2018.

“The third quarter was yet another very good quarter across the portfolio,” said Philip Falcone, HC2’s Chairman, Chief Executive Officer and President. “Leading the way, DBM Global had solid quarterly performance, maintained its strong customer backlog and with the recently announced planned acquisition of GrayWolf Industrial, will diversify its revenues and service offering into heavy maintenance and repair in the petrochemical, pulp & paper, oil refinery and power markets. This acquisition is expected to be accretive to DBM’s Adjusted EBITDA by just over $20 million annually, providing what we believe will be stable free cash flow. We also believe GrayWolf will help counter the cyclicality of the commercial construction market and allow DBM to offer a more complete value proposition to existing customers, while also cross-selling to GrayWolf's list of Blue-Chip customers.”

Mr. Falcone continued, “Coming off one of their strongest quarters, Global Marine's results were in-line with our expectations and were driven by continued strong performance in the Huawei Marine Network (“HMN”) equity investment. During the third quarter, Global Marine secured several offshore power contracts, including a new five-year cable repair framework agreement with a leading European offshore wind power developer and operator, and completed key oil and gas market projects in the North Sea. In addition, after many years of delivering value, the HMN shareholders implemented a long-term annual dividend policy that recognizes the business's success and its strong position in the market. Since our acquisition four years ago, the management team at Global Marine has repositioned and strengthened itself by securing and maintaining leadership positions in various key growth markets, including successfully renewing all three of its critical, long-term telecom maintenance agreements, representing approximately half of the world’s contracted telecom maintenance zones. Additionally, they have made tremendous progress towards renewing their fleet of marine assets through strategic acquisitions and re-organized the business to pursue attractive growth opportunities, all while substantially reducing debt that was assumed at the time of acquisition. As such, we believe exploring strategic options now, including a possible sale of Global Marine, would position a potential buyer to strategically capitalize on the next phase of growth of the business, while allowing current investors an opportunity to realize the substantial value creation since the acquisition in 2014.”

Mr. Falcone added, “During the third quarter, our insurance team completed its acquisition of Humana’s long-term care insurance business. This was a pivotal event for our insurance subsidiary as it significantly increased the size of our insurance business as we now have $4.1 billion in cash and invested assets, it more than tripled our total adjusted insurance capital base from approximately $85 million to approximately $330 million, and will significantly increase the investment management fee to approximately $15 million a year. In addition, we continue to be optimistic with the long-term prospects for ANG and are very pleased with the solid improvements in the quarterly results for our Broadcasting business as they remain laser focused on strategically reducing costs and adding valuable content to our nation-wide over-the-air (“OTA”) network, including the recently signed agreement with the Christian Broadcasting Network for their launch of The CBN News Channel, the first 24-hour Christian television news channel, which is being broadcast over our OTA network.”

Third Quarter Financial Highlights

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Net Revenue: For the third quarter of 2018, HC2 recorded consolidated total net revenue of $501.4 million, as compared to $406.4 million for the year-ago quarter, an increase of $94.9 million or 23.4%. For the first nine months of 2018, HC2 recorded consolidated total net revenue of $1,451.8 million, as compared to $1,175.6 million for the 2017 comparable period, an increase of $276.2 million or 23.5%. For both the three and nine month comparable periods, the increases were primarily driven by higher revenue from the Construction, Insurance and Telecommunications segments, as well as the inclusion of the new Broadcasting segment.

NET REVENUE by OPERATING SEGMENT

(in thousands)	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	Increase / (Decrease)	2018	2017	Increase / (Decrease)
Construction	$195,358	$151,697	$43,661	$531,209	$403,325	$127,884
Marine Services	44,825	42,817	2,008	149,923	123,382	26,541
Energy	4,561	3,919	642	16,141	12,301	3,840
Telecommunications	187,798	167,881	19,917	580,630	520,214	60,416
Total Core Operating Subsidiaries	$432,542	$366,314	$66,228	$1,277,903	$1,059,222	$218,681
Insurance	77,229	37,737	39,492	161,179	112,032	49,147
Broadcasting	11,957	—	11,957	33,702	—	33,702
Other	271	2,358	(2,087)	3,680	4,375	(695)
Eliminations (1)	(20,643)	—	(20,643)	(24,639)	—	(24,639)
Consolidated HC2	$501,356	$406,409	$94,947	$1,451,825	$1,175,629	$276,196
(1) The Insurance segment revenues are inclusive of mark-to-market adjustments in the amount of $20.6 million and $24.6 million for the three and nine months ended September 30, 2018 respectively, recorded on equity securities in accordance with ASU 2016-01. Such adjustments are related to transactions between entities under common control which are eliminated or are reclassified to Other income (expenses), net in consolidation.

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Net Income / (Loss): For the third quarter of 2018, HC2 reported Net Income attributable to common and participating preferred stockholders of $152.8 million or $2.97 per fully diluted share, as compared to a Net (Loss) of $(6.7) million or $(0.16) per fully diluted share for the third quarter 2017. For the first nine months of 2018, HC2 reported Net Income attributable to common and participating preferred stockholders of $171.7 million or $3.38 per fully diluted share, as compared to a Net (Loss) of $(40.5) million or $(0.95) per fully diluted share in the 2017 comparable period.

A number of non-recurring transactions took place during the third quarter 2018, which contributed to the significant increase in net income in both the quarter and year-to-date results. Specifically, HC2's insurance subsidiary, Continental General Insurance Company (“Continental”), recognized a bargain purchase gain of $109.1 million during the third quarter related to the recent acquisition of Humana Inc.'s long-term care (“LTC”) business, KMG America Corporation (“KMG”) and, additionally, recognized a $17.7 million gain in the third quarter on the recapture of one of its reinsurance treaties. Further, a change in accounting methodology for the Company's equity investment in Inseego Corp. from equity method accounting to recording the investment at fair value, resulted in a recorded gain of $44.2 million in the quarter.

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Adjusted EBITDA: Adjusted EBITDA for “Core Operating Subsidiaries,” which includes HC2's Construction, Marine Services, Energy and Telecommunications segments, was a combined $26.3 million for the third quarter of 2018, as compared to $27.3 million for the year-ago quarter. For the first nine months of 2018, Adjusted EBITDA for “Core Operating Subsidiaries” was $75.8 million, as compared to $73.0 million for the 2017 comparable period, driven by the Construction and Energy segments, partially offset by decreases in contribution from Marine Services and Telecommunications.

For the third quarter of 2018, Total HC2 Adjusted EBITDA, which excludes the Insurance segment, was $13.7 million as compared to $9.8 million for the year-ago quarter. This was due primarily to decreased losses in the Life Sciences segment and reductions in recurring expenses at the Non-operating Corporate segment, partially offset by the Broadcasting segment. For the first nine months of 2018, Total HC2 Adjusted EBITDA was $29.4 million, as compared to $31.1 million for the 2017 comparable period, driven by the inclusion our Broadcasting segment, offset in part by net increases from our Core Operating Subsidiaries and our Life Sciences and Non-operating Corporate segments.

ADJUSTED EBITDA by OPERATING SEGMENT

(in thousands)	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	Increase / (Decrease)	2018	2017	Increase / (Decrease)
Construction	$15,951	$16,788	$(837)	$41,453	$36,476	$4,977
Marine Services	7,868	8,763	(895)	25,824	28,758	(2,934)
Energy	1,033	288	745	4,657	2,489	2,168
Telecommunications	1,475	1,483	(8)	3,858	5,324	(1,466)
Total Core Operating Subsidiaries	$26,327	$27,322	$(995)	$75,792	$73,047	$2,745
Life Sciences	(3,004)	(8,155)	5,151	(12,209)	(17,141)	4,932
Broadcasting	(2,416)	—	(2,416)	(13,684)	—	(13,684)
Other and Eliminations	(1,006)	(1,115)	109	(2,180)	(4,436)	2,256
Non-operating Corporate	(6,229)	(8,256)	2,027	(18,285)	(20,420)	2,135
Total HC2 Adjusted EBITDA	$13,672	$9,796	$3,876	$29,434	$31,050	$(1,616)

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Balance Sheet: As of September 30, 2018, HC2 had consolidated cash, cash equivalents and investments of $4.2 billion, which includes cash and investments associated with HC2’s Insurance segment. Excluding the Insurance segment, consolidated cash was $82.5 million, of which $44.4 million was at the HC2 corporate level.

Third Quarter Segment Highlights

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Construction - For the third quarter of 2018, DBM Global Inc. (“DBM”) reported Net Income of $9.2 million, as compared to $7.1 million for the year-ago quarter. For the nine months of 2018, Net Income was $20.1 million, as compared to $14.5 million for the 2017 comparable period.

Adjusted EBITDA was $16.0 million for the third quarter, as compared to $16.8 million for the year-ago quarter. For the first nine months of 2018, DBM Global's Adjusted EBITDA was $41.5 million, as compared to $36.5 million in the 2017 comparable period, primarily driven by the continued ramp-up of several large scale commercial projects including the new Los Angeles Rams / Chargers stadium, Loma Linda Hospital and Google Bayview.

Backlog at the end of the third quarter was $615.4 million, as compared to $656.1 million for the year ago third quarter. Taking into consideration awarded, but not yet signed contracts, backlog would have been approximately $632 million.

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Marine Services - For the third quarter of 2018, Global Marine Systems (“Global Marine”) reported a Net (Loss) of $(0.5) million, as compared to Net Income of $0.8 million for the year-ago quarter. For the first nine months of 2018, Net Income was $4.1 million, as compared to $8.9 million for the 2017 comparable period.

Adjusted EBITDA was $7.9 million for the third quarter, as compared to $8.8 million for the year-ago quarter, due primarily to continued strong performance at HMN, offset by higher than expected costs on a certain offshore power construction project and an increase in un-utilized vessel costs associated with recently acquired marine assets and timing of new project work as these assets are being deployed. For the first nine months of 2018, Global Marine's Adjusted EBITDA was $25.8 million, as compared to $28.8 million in the 2017 comparable period, due primarily to an increase in un-utilized vessel costs associated with recently acquired marine assets and higher than expected costs on a certain offshore power construction project, partially offset by improved profit margins on certain telecom and offshore power installation projects.

During the third quarter, the shareholders of HMN implemented a long-term annual dividend policy. As a result, Global Marine received an approximate $10 million special cash dividend in the third quarter and will receive additional special dividends of approximately $4.9 million in the fourth quarter 2018 and $4.9 million in the second quarter 2019. Going forward, HMN agreed to annually distribute a minimum of 30% of cumulative distributable net profits as dividends.

As announced on October 22, 2018, HC2 is exploring strategic alternatives for its Global Marine subsidiary, including a potential sale. As part of this process, Deutsche Bank Securities Inc. and ABN AMRO Bank N.V. have been engaged as joint advisors. HC2 intends to use the net proceeds from a potential sale to reduce its overall debt. There can be no assurance that the exploration of any strategic alternative, including a potential sale, will result in a consummated transaction or other alternative.  Neither HC2 nor Global Marine has set a timetable for completion of the process, and neither intends to comment further regarding the process unless a specific transaction or other alternative is approved by their respective Boards of Directors, the process is concluded or it is otherwise determined that further disclosure is appropriate or required by law.

Energy - For the third quarter of 2018, American Natural Gas (“ANG”) reported a Net Loss of $(0.6) million, as compared to $(0.9) million for the year-ago quarter. For the first nine months of 2018, Net Loss was $(0.6) million, as compared to $(2.0) million for the 2017 comparable period.

Adjusted EBITDA was $1.0 million for the third quarter, as compared to $0.3 million for the year-ago quarter, primarily driven by additional income recognized from renewable tax credits related to the sale of renewable natural gas, as well as from overall growth in compressed natural gas ("CNG") sales across the network. For the first nine months of 2018, ANG's Adjusted EBITDA was $4.7 million, as compared to $2.5 million in the 2017 comparable period, primarily driven by the receipt of a $2.6 million alternative fuel energy tax credit in the second quarter 2018, which was retroactively approved by Congress and applicable to 2017 CNG sales.

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Telecommunications - For the third quarter of 2018, PTGi-ICS reported Net Income of $1.3 million, as compared to $1.3 million for the year-ago quarter. For the first nine months of 2018, Net Income was $3.4 million, as compared to $4.9 million for the 2017 comparable period.

Adjusted EBITDA was $1.5 million for the third quarter, as compared to $1.5 million for the year-ago quarter. For the first nine months of 2018, PTGi-ICS's Adjusted EBITDA was $3.9 million, as compared to $5.3 million in the 2017 comparable period, due primarily to fluctuations in the mix of wholesale voice traffic and termination rates.

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Insurance - During the third quarter of 2018, the company completed the acquisition of Humana Inc.’s LTC insurance business, KMG. The transaction was immediately accretive to Continental's risk-based and statutory capital. As of September 30, 2018, Continental had cash and invested assets of $4.1 billion, up from $1.5 billion prior to the transaction, $5.5 billion in total GAAP assets, and had approximately $330 million of total adjusted insurance capital base.

INSURANCE SEGMENT ADJUSED OPERATING INCOME (“INSURANCE AOI”) AND PRE-TAX ADJUSTED OPERATING INCOME (“PRE-TAX INSURANCE AOI”)
	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2018	2017	Increase / (Decrease)	2018	2017	Increase / (Decrease)
Insurance AOI	$(4,601)	$3,726	$(8,327)	$(8,668)	$5,353	$(14,021)
Pre-tax Insurance AOI	$(11,342)	$16,989	$(28,331)	$(8,668)	$20,589	$(29,257)
(1) The Insurance segment revenues are inclusive of mark-to-market adjustments recorded on equity securities in accordance with ASU 2016-01.
Certain of these adjustments related to consolidated subsidiaries are eliminated and others are reclassified to Other income (expenses), net in consolidation.

For the third quarter of 2018, inclusive of the acquisition of Humana Inc.'s LTC insurance business, the Insurance segment reported Net Income of $141.1 million, as compared to $4.3 million for the year-ago quarter. For the first nine months of 2018, Net Income was $142.9 million, as compared to $3.7 million for the 2017 comparable period. During the quarter, the company recognized a bargain purchase gain of $109.1 million and recognized a $17.7 million gain on the recapture of one of its reinsurance treaties, as noted above.

Pre-tax Insurance AOI was a (Loss) of $(11.3) million for the third quarter of 2018, as compared to Income of $17.0 million for the year-ago quarter. For the first nine months of 2018, Pretax Insurance AOI was a (Loss) of $(8.7) million, as compared to Income of $20.6 million for the 2017 comparable period. Both the quarter and year-to-date Pre-Tax AOI were driven by the addition of Humana’s long-term case business, which saw a higher proportion of new claims, as well as additional claim incidences from the CGI block, partially offset by increases in net investment income, both due to the additional assets acquired in the Humana block, as well as additional reinvestment into higher yielding assets.

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Pansend Life Sciences - As announced on October 22, 2018, the U.S. Food and Drug Administration (FDA) has granted Breakthrough Device designation to Medibeacon, Inc. for the company's Transdermal GFR Measurement System (TFGR). The device is intended to measure Glomerular Filtration Rate (GFR) in patients with impaired or normal renal function.(1) The ability to measure GFR is of high clinical interest, especially in patients with or at risk of kidney disease. Under the Breakthrough Devices program, a provision of the 21st Century Cures Act, the FDA works with companies to expedite regulatory review in order to give patients more timely access to diagnostic and therapeutic technologies. According to the FDA, a Breakthrough Device like the TGFR is a product that has the potential to be more effective at diagnosing a life-threatening or irreversibly debilitating disease or condition compared to the current standard of care.(2)

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Broadcasting - For the third quarter of 2018, the recently created Broadcasting segment reported a Net (Loss) of $(4.7) million and an Adjusted EBITDA loss of $(2.4) million, a $3.8 million sequential improvement in Adjusted EBITDA compared to the prior quarter. For the first nine months of 2018, the Broadcasting segment reported a Net (Loss) of $(29.2) million and an Adjusted EBITDA loss of $(13.7) million. There were no results for the Broadcasting segment in the comparable 2017 periods as the first Over the Air (“OTA”) broadcasting assets were acquired in the fourth quarter of 2017.

As the result of a series of current and pending transactions, HC2’s Broadcasting subsidiary has approximately 164 operational stations, including 14 full-power stations, 52 Class A stations and 98 LPTV stations. In addition, Broadcasting has an additional ~400 silent licenses and construction permits. The total Broadcasting footprint currently covers approximately 60 percent of the U.S. population, in over 130 U.S. markets, including 9 of the top 10 markets across the United States.

During the third quarter, HC2 Broadcasting Holdings, Inc. and two subsidiaries, HC2 Station Group, Inc. and HC2 LPTV Holdings, Inc., obtained a combined $38 million of debt and equity financing from certain institutional investors. The financing included a $35 million one-year secured note issued by HC2 Station Group, Inc. and HC2 LPTV Holdings, Inc., bearing interest at a rate of 8.5% per annum, payable at maturity and secured by certain of HC2 Station Group, Inc. and HC2 LPTV Holdings, Inc.’s assets. In addition, the institutional investors purchased 2.0% of the outstanding common stock of HC2 Broadcasting Holdings, Inc. for an aggregate purchase price of approximately $3.1 million at a pre-money equity valuation of approximately $150 million. HC2 Broadcasting Holdings, Inc. also issued a warrant to the institutional investors to purchase an additional 2.0% of the common stock of HC2 Broadcasting Holdings, Inc. outstanding immediately after consummation of the Equity Purchase for what would be an aggregate purchase price of approximately $3.7 million if exercised as of the issuance date, and as may be adjusted at any future exercise of the Warrant pursuant to its terms.  The Warrant has a five-year term and is immediately exercisable. The net proceeds from the financing are being used for pending and future broadcasting acquisitions, distributions to HC2 and working capital purposes at those broadcasting subsidiaries.

Reaffirms 2018 Guidance for Construction and Marine Services Segments
Earlier this year, in order to provide additional visibility into the Company’s two largest Adjusted EBITDA segment contributors, Construction and Marine Services, the Company initiated a guidance range reflecting its current expectations for full year 2018 Adjusted EBITDA. While the complex nature of certain large-scale DBM Global and Global Marine projects could cause quarterly variability in their financial results, the Company continues to expect the following for the full year 2018:

•	Construction: $60 million and $65 million of Adjusted EBITDA

•	Marine Services: $45 million and $50 million of Adjusted EBITDA

The Company has provided 2018 guidance with regard to the non-GAAP measures of Adjusted EBITDA. These measures exclude from the corresponding GAAP financial measures the effect of special items as described below under “Non-GAAP Financial Measures.” The Company has not provided a reconciliation of such non-GAAP guidance to the most directly comparable GAAP measure because it cannot predict and quantify with a reasonable degree of confidence all of the special items that may occur during 2018.

HC2 does not guarantee future results of any kind. The Company’s guidance is based on numerous assumptions about future events and conditions and, therefore, could vary materially from actual results, and is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the Company’s annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”).

Conference Call
HC2 Holdings, Inc. will host a live conference call to discuss its third quarter 2018 financial results and operations today, Wednesday, November 7, 2018, at 5:00 p.m. ET. The Company will post an earnings supplemental presentation in the Investor Relations section of the HC2 Website, www.hc2.com, to accompany the conference call.
Dial-in instructions for the conference call and the replay are as follows:
Live Call
Domestic Dial-In (Toll Free): 1-866-395-3893
International Dial-In: 1-678-509-7540
Participant Entry Number: 1949939
Alternatively, a live webcast of the conference call can be accessed by interested parties through the Investor Relations section of the HC2 Website, www.hc2.com.
Conference Replay*
Domestic Dial-In (Toll Free): 1-855-859-2056
International Dial-In: 1-404-537-3406
Conference Number: 1949939
*Available approximately two hours after the end of the conference call through December 7, 2018.

About HC2
HC2 Holdings, Inc. is a publicly traded (NYSE:HCHC) diversified holding company, which seeks opportunities to acquire and grow businesses that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders. HC2 has a diverse array of operating subsidiaries across eight reportable segments, including Construction, Marine Services, Energy, Telecommunications, Life Sciences, Broadcasting, Insurance and Other. HC2's largest operating subsidiaries include DBM Global Inc., a family of companies providing fully integrated structural and steel construction services, and Global Marine Systems Limited, a leading provider of engineering and underwater services on submarine cables. Founded in 1994, HC2 is headquartered in New York, New York. Learn more about HC2 and its portfolio companies at www.hc2.com.
For information on HC2 Holdings, Inc., please contact Andrew G. Backman - Managing Director - Investor Relations & Public Relations - abackman@hc2.com - 212-339-5836

Non-GAAP Financial Measures
In this press release, HC2 refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including Core Operating Subsidiary Adjusted EBITDA, Total Adjusted EBITDA (excluding the Insurance segment), Adjusted EBITDA for its operating segments, Adjusted Operating Income for the Insurance segment and Pre-Tax Adjusted Operating Income for the Insurance segment.
Adjusted EBITDA
Management believes that Adjusted EBITDA measures provide investors with meaningful information for gaining an understanding of the Company’s results as it is frequently used by the financial community to provide insight into an organization’s operating trends and facilitates comparisons between peer companies, because interest, taxes, depreciation, amortization and the other items for which adjustments are made as noted in the definition of Adjusted EBITDA below can differ greatly between organizations as a result of differing capital structures and tax strategies. In addition, management uses Adjusted EBITDA measures in evaluating certain of the Company’s segments' performance because they eliminate the effects of considerable amounts of non-cash depreciation and amortization and items not within the control of the Company’s operations managers. While management believes that these non-GAAP measurements are useful as supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read together with HC2’s results reported under GAAP.
Management defines Adjusted EBITDA as net income (loss), excluding the Insurance segment, adjusted to exclude the impact of depreciation and amortization; amortization of equity method fair value adjustments at acquisition; (gain) loss on sale or disposal of assets; lease termination costs; asset impairment expense; interest expense; net gain (loss) on contingent consideration; loss on early extinguishment or restructuring of debt; gain (loss) on sale of subsidiaries; other (income) expense, net; foreign currency transaction (gain) loss included in cost of revenue; income tax (benefit) expense; (gain) loss from discontinued operations; noncontrolling interest; bonus to be settled in equity; share-based compensation expense; non-recurring items; and acquisition and disposition costs. Total Adjusted EBITDA excludes the results of operations and any consolidating eliminations of our Insurance segment. A reconciliation of Adjusted EBITDA to Net Income (Loss) is included in the financial tables at the end of this release.

Management recognizes that using Adjusted EBITDA as a performance measure has inherent limitations as an analytical tool as compared to net income (loss) or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.
As a result of the exclusions, Adjusted EBITDA should not be considered in isolation and do not purport to be alternatives to net income (loss) or other GAAP financial measures or a measure of our operating performance.
Adjusted Operating Income - Insurance
Adjusted Operating Income (“Insurance AOI”) and Pre-tax Adjusted Operating Income (“Pre-tax Insurance AOI”) for the Insurance segment are non-U.S. GAAP financial measures frequently used throughout the insurance industry and are economic measures the Insurance segment uses to evaluate its financial performance. Management believes that Insurance AOI and Pretax Insurance AOI measures provide investors with meaningful information for gaining an understanding of certain results and provide insight into an organization’s operating trends and facilitates comparisons between peer companies. However, Insurance AOI and Pre-tax Insurance AOI have certain limitations, and we may not calculate it the same as other companies in our industry. It should, therefore, be read together with the Company's results calculated in accordance with U.S. GAAP.
Similarly to Adjusted EBITDA, using Insurance AOI and Pre-tax Insurance AOI as performance measures have inherent limitations as an analytical tool as compared to income (loss) from operations or other U.S. GAAP financial measures, as these non-U.S. GAAP measures excludes certain items, including items that are recurring in nature, which may be meaningful to investors. As a result of the exclusions, Insurance AOI and Pre-tax Insurance AOI should not be considered in isolation and do not purport to be an alternative to income (loss) from operations or other U.S. GAAP financial measures as a measure of our operating performance.
Management defines Insurance AOI as Net income (loss) for the Insurance segment adjusted to exclude the impact of net investment gains (losses), including OTTI losses recognized in operations; asset impairment; intercompany elimination; bargain purchase gains; reinsurance gains; and acquisition costs. Management defines Pre-tax Insurance AOI as Insurance AOI adjusted to exclude the impact of income tax (benefit) expense recognized during the current period. Management believes that Insurance AOI and Pre-tax Insurance AOI provide meaningful financial metrics that help investors understand certain results and profitability. While these adjustments are an integral part of the overall performance of the Insurance segment, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our operations.

Cautionary Statement Regarding Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Generally, forward-looking statements include information describing actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. The forward-looking statements in this press release include, without limitation, our 2018 guidance for the Construction and Marine Services segments and statements regarding our expectations regarding building shareholder value and future cash flow and invested assets.  Such statements are based on the beliefs and assumptions of HC2's management and the management of HC2's subsidiaries and portfolio companies. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent statements and reports filed with the Securities and Exchange Commission (“SEC”), including in our reports on Forms 10-K, 10-Q, and 8-K. Such important factors include, without limitation, issues related to the restatement of our financial statements; the fact that we have historically identified material weaknesses in our internal control over financial reporting, and any inability to remediate future material weaknesses; capital market conditions; the ability of HC2's subsidiaries and portfolio companies to generate sufficient net income and cash flows to make upstream cash distributions; volatility in the trading price of HC2 common stock; the ability of HC2 and its subsidiaries and portfolio companies to identify any suitable future acquisition or disposition opportunities; our ability to realize efficiencies, cost savings, income and margin improvements, growth, economies of scale and other anticipated benefits of strategic transactions; difficulties related to the integration of financial reporting of acquired or target businesses; difficulties completing pending and future acquisitions and dispositions; effects of litigation, indemnification claims, and other contingent liabilities; changes in regulations and tax laws; and risks that may affect the performance of the operating subsidiaries and portfolio companies of HC2. Although HC2 believes its expectations and assumptions regarding its future operating performance are reasonable, there can be no assurance that the expectations reflected herein will be achieved. These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.
You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to HC2 or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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(1) Data on file. Medibeacon, Inc., St. Louis, MO.
(2) U.S. Food and Drug Administration.
https://www.fda.gov/downloads/MedicalDevices/DeviceRegulationandGuidance/GuidanceDocuments/UCM581664.pdf

HC2 HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue	$444,770	$368,672	$1,315,285	$1,063,597
Life, accident and health earned premiums, net	25,372	20,472	65,317	60,648
Net investment income	31,710	16,287	68,776	48,530
Net realized and unrealized gains (losses) on investments	(496)	978	2,447	2,854
Net revenue	501,356	406,409	1,451,825	1,175,629
Operating expenses
Cost of revenue	402,922	324,673	1,179,205	947,751
Policy benefits, changes in reserves, and commissions	66,450	17,393	134,124	79,323
Selling, general and administrative	50,899	45,356	160,042	126,919
Depreciation and amortization	6,256	7,896	24,969	22,588
Other operating (income) expense, net	(819)	526	(2,886)	(1,294)
Total operating expenses	525,708	395,844	1,495,454	1,175,287
(Loss) income from operations	(24,352)	10,565	(43,629)	342
Interest expense	(17,456)	(13,222)	(53,962)	(39,410)
Gain on sale and deconsolidation of subsidiary	2,965	—	105,106	—
Gain on contingent consideration	—	6,320	—	6,001
Income from equity investees	8,134	971	13,655	12,667
Gain on bargain purchase	109,112	—	109,112	—
Other income (expenses), net	63,908	(97)	64,032	(8,112)
Income (loss) from continuing operations before income taxes	142,311	4,537	194,314	(28,512)
Income tax benefit (expense)	9,230	(12,861)	(1,863)	(16,167)
Net income (loss)	151,541	(8,324)	192,451	(44,679)
Less: Net (income) loss attributable to noncontrolling interest and redeemable noncontrolling interest	1,925	2,357	(18,615)	6,305
Net income (loss) attributable to HC2 Holdings, Inc.	153,466	(5,967)	173,836	(38,374)
Less: Preferred stock and deemed dividends from conversions	703	703	2,109	2,079
Net income (loss) attributable to common stock and participating preferred stockholders	$152,763	$(6,670)	$171,727	$(40,453)

Income (loss) per common share
Basic	$3.09	$(0.16)	$3.48	$(0.95)
Diluted	$2.97	$(0.16)	$3.38	$(0.95)

Weighted average common shares outstanding:
Basic	44,326	43,013	44,175	42,555
Diluted	46,217	43,013	45,575	42,555

HC2 HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands, except share amounts)
(Unaudited)

	September 30, 2018	December 31, 2017
Assets
Investments:
Fixed maturity securities, available-for-sale at fair value	$2,985,443	$1,340,626
Equity securities	217,153	47,500
Mortgage loans	87,308	52,109
Policy loans	20,324	17,944
Other invested assets	70,965	85,419
Total investments	3,381,193	1,543,598
Cash and cash equivalents	831,634	97,885
Accounts receivable, net	350,864	322,446
Recoverable from reinsurers	1,305,038	526,337
Deferred tax asset	1,028	1,661
Property, plant and equipment, net	369,771	374,660
Goodwill	127,051	131,741
Intangibles, net	151,051	117,105
Other assets	212,367	102,258
Total assets	$6,729,997	$3,217,691

Liabilities, temporary equity and stockholders’ equity
Life, accident and health reserves	$4,707,400	$1,693,961
Annuity reserves	247,544	243,156
Value of business acquired	249,979	42,969
Accounts payable and other current liabilities	353,216	347,492
Deferred tax liability	33,876	10,740
Debt obligations	702,220	593,172
Other liabilities	108,076	70,174
Total liabilities	6,402,311	3,001,664
Commitments and contingencies
Temporary equity
Preferred stock	26,340	26,296
Redeemable noncontrolling interest	8,839	1,609
Total temporary equity	35,179	27,905
Stockholders’ equity
Common stock, $.001 par value	45	44
Shares authorized: 80,000,000 at September 30, 2018 and December 31, 2017;
Shares issued: 45,188,169 and 44,570,004 at September 30, 2018 and December 31, 2017;
Shares outstanding: 44,743,273 and 44,190,826 at September 30, 2018 and December 31, 2017, respectively
Additional paid-in capital	263,887	254,685
Treasury stock, at cost: 444,896 and 379,178 shares at September 30, 2018 and December 31, 2017, respectively	(2,434)	(2,057)
Accumulated deficit	(43,682)	(221,189)
Accumulated other comprehensive income (loss)	(33,253)	41,688
Total HC2 Holdings, Inc. stockholders’ equity	184,563	73,171
Noncontrolling interest	107,944	114,951
Total stockholders’ equity	292,507	188,122
Total liabilities, temporary equity and stockholders’ equity	$6,729,997	$3,217,691

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(Unaudited)

	Three Months Ended September 30, 2018
	Core Operating Subsidiaries				Early Stage & Other				Total HC2
	Construction	Marine	Energy	Telecom	Life Sciences	Broadcasting	Other & Elimination	Non-operating Corporate
Net Income attributable to HC2 Holdings, Inc.									$153,466
Less: Net Income attributable to HC2 Holdings Insurance segment									141,068
Less: Consolidating eliminations attributable to HC2 Holdings Insurance segment									23,072
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance Segment	$9,203	$(515)	$(562)	$1,302	$(2,636)	$(4,686)	$4,487	$(17,267)	$(10,674)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	1,851	6,853	1,389	89	35	827	11	21	11,076
Depreciation and amortization (included in cost of revenue)	1,792	—	—	—	—	—	—	—	1,792
Amortization of equity method fair value adjustment at acquisition	—	(371)	—	—	—	—	—	—	(371)
Gain on sale or disposal of assets	(681)	(118)	—	—	—	(20)	—	—	(819)
Interest expense	594	1,221	408	—	—	534	—	14,588	17,345
Other (income) expense, net	(1,938)	(263)	58	(21)	(14)	361	(3,606)	1,569	(3,854)
Gain on sale and deconsolidation of subsidiary	—	—	—	—	22	—	(1,540)	—	(1,518)
Foreign currency loss (included in cost of revenue)	—	156	—	—	—	—	—	—	156
Income tax (benefit) expense	3,842	147	7	—	—	—	—	(6,483)	(2,487)
Noncontrolling interest	750	27	(268)	—	(463)	(1,538)	(433)	—	(1,925)
Bonus to be settled in equity	—	—	—	—	—	—	—	165	165
Share-based payment expense	—	492	1	—	52	1,657	75	1,032	3,309
Non-recurring costs	—	—	—	—	—	—	—	—	—
Acquisition and disposition costs	538	239	—	105	—	449	—	146	1,477
Adjusted EBITDA	$15,951	$7,868	$1,033	$1,475	$(3,004)	$(2,416)	$(1,006)	$(6,229)	$13,672

Total Core Operating Subsidiaries	$26,327

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(Unaudited)

	Three Months Ended September 30, 2017
	Core Operating Subsidiaries				Early Stage & Other				Total HC2
	Construction	Marine	Energy	Telecom	Life Sciences	Broadcasting	Other & Elimination	Non-operating Corporate
Net (loss) attributable to HC2 Holdings, Inc.									$(5,967)
Less: Net Income attributable to HC2 Holdings Insurance segment									4,280
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance segment	$7,082	$844	$(939)	$1,348	$(6,760)	$—	$(600)	$(11,222)	$(10,247)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	1,314	6,221	1,247	94	50	—	272	17	9,215
Depreciation and amortization (included in cost of revenue)	1,293	—	—	—	—	—	—	—	1,293
Amortization of equity method fair value adjustment at acquisition	—	(573)	—	—	—	—	—	—	(573)
(Gain) loss on sale or disposal of assets	486	—	25	—	—	—	—	—	511
Lease termination costs	—	—	—	15	—	—	—	—	15
Interest expense	238	1,021	262	14	—	—	1	11,686	13,222
Gain on contingent consideration	—	—	—	—	—	—	—	(6,320)	(6,320)
Other (income) expense, net	(165)	888	277	12	(10)	—	(118)	(718)	166
Foreign currency (gain) (included in cost of revenue)	—	(238)	—	—	—	—	—	—	(238)
Income tax (benefit) expense	4,481	(137)	—	—	—	—	—	(4,746)	(402)
Noncontrolling interest	558	43	(763)	—	(1,506)	—	(689)	—	(2,357)
Bonus to be settled in equity	—	—	—	—	—	—	—	765	765
Share-based payment expense	—	394	179	—	71	—	19	718	1,381
Non-recurring items	—	—	—	—	—	—	—	—	—
Acquisition and disposition costs	1,501	300	—	—	—	—	—	1,564	3,365
Adjusted EBITDA	$16,788	$8,763	$288	$1,483	$(8,155)	$—	$(1,115)	$(8,256)	$9,796

Total Core Operating Subsidiaries	$27,322

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(Unaudited)

	Nine Months Ended September 30, 2018
	Core Operating Subsidiaries				Early Stage & Other				Total HC2
	Construction	Marine	Energy	Telecom	Life Sciences	Broadcasting	Other & Elimination	Non-operating Corporate
Net Income (loss) attributable to HC2 Holdings, Inc.									$173,836
Less: Net Income (loss) attributable to HC2 Holdings Insurance segment									142,878
Less: Consolidating eliminations attributable to HC2 Holdings Insurance segment									19,076
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance segment	$20,067	$4,096	$(581)	$3,395	$67,552	$(29,238)	$3,779	$(57,188)	$11,882
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	5,043	20,110	4,092	262	146	2,275	53	62	32,043
Depreciation and amortization (included in cost of revenue)	5,071	—	—	—	—	—	—	—	5,071
Amortization of equity method fair value adjustment at acquisition	—	(1,112)	—	—	—	—	—	—	(1,112)
Asset impairment expense	—	—	277	—	—	104	—	—	381
Gain on sale or disposal of assets	(253)	(2,779)	(223)	—	—	(12)	—	—	(3,267)
Interest expense	1,462	3,712	1,154	—	—	7,763	2	39,758	53,851
Loss on early extinguishment of debt	—	—	—	—	—	2,537	—	—	2,537
Net loss on contingent consideration	—	—	—	—	—	—	—	—	—
Other (income) expense, net	(1,915)	(1,296)	190	19	70	379	(3,433)	1,073	(4,913)
Gain on sale and deconsolidation of subsidiary	—	—	—	—	(102,119)	—	(1,540)	—	(103,659)
Foreign currency (gain) loss (included in cost of revenue)	—	(366)	—	—	—	—	—	—	(366)
Income tax (benefit) expense	8,992	149	20	—	1	14	(272)	(7,039)	1,865
Noncontrolling interest	1,633	1,693	(277)	—	19,469	(2,848)	(1,055)	—	18,615
Bonus to be settled in equity	—	—	—	—	—	—	—	515	515
Share-based payment expense	—	1,378	5	—	144	2,319	286	3,970	8,102
Non-recurring costs	—	—	—	—	—	—	—	—	—
Acquisition and disposition costs	1,353	239	—	182	2,528	3,023	—	564	7,889
Adjusted EBITDA	$41,453	$25,824	$4,657	$3,858	$(12,209)	$(13,684)	$(2,180)	$(18,285)	$29,434

Total Core Operating Subsidiaries	$75,792

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(Unaudited)

	Nine Months Ended September 30, 2017
	Core Operating Subsidiaries				Early Stage & Other				Total HC2
	Construction	Marine	Energy	Telecom	Life Sciences	Broadcasting	Other & Elimination	Non-operating Corporate
Net (loss) attributable to HC2 Holdings, Inc.									$(38,374)
Less: Net Income attributable to HC2 Holdings Insurance segment									3,683
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance Segment	$14,464	$8,943	$(2,001)	$4,910	$(14,276)	$—	$(9,787)	$(44,310)	$(42,057)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	4,194	16,561	3,876	285	129	—	933	50	26,028
Depreciation and amortization (included in cost of revenue)	3,835	—	—	—	—	—	—	—	3,835
Amortization of equity method fair value adjustment at acquisition	—	(1,223)	—	—	—	—	—	—	(1,223)
Asset impairment expense	—	—	—	—	—	—	1,810	—	1,810
(Gain) loss on sale or disposal of assets	93	(3,500)	39	—	—	—	—	—	(3,368)
Lease termination costs	—	249	—	15	—	—	—	—	264
Interest expense	619	3,363	552	37	—	—	2,408	32,431	39,410
Gain on contingent consideration	—	—	—	—	—	—	—	(6,001)	(6,001)
Other (income) expense, net	(158)	2,443	1,652	77	(25)	—	2,800	(460)	6,329
Foreign currency (gain) loss (included in cost of revenue)	—	(131)	—	—	—	—	—	—	(131)
Income tax (benefit) expense	9,792	239	12	—	—	—	—	(9,112)	931
Noncontrolling interest	1,190	381	(2,002)	—	(3,208)	—	(2,666)	—	(6,305)
Bonus to be settled in equity	—	—	—	—	—	—	—	1,350	1,350
Share-based payment expense	—	1,133	361	—	239	—	66	2,207	4,006
Non-recurring items	—	—	—	—	—	—	—	—	—
Acquisition and disposition costs	2,447	300	—	—	—	—	—	3,425	6,172
Adjusted EBITDA	$36,476	$28,758	$2,489	$5,324	$(17,141)	$—	$(4,436)	$(20,420)	$31,050

Total Core Operating Subsidiaries	$73,047

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(Unaudited)

	For the Three Months Ended June 30, 2018
	Core Operating Subsidiaries				Early Stage & Other				Total HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Broadcasting	Other and Eliminations	Non-operating Corporate
Net Income attributable to HC2 Holdings, Inc.									$55,366
Less: Net Income attributable to HC2 Holdings Insurance segment									565
Less: Consolidating eliminations attributable to HC2 Holdings Insurance segment									(2,009)
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance Segment	$7,397	$10,864	$679	$1,040	$74,124	$(11,816)	$(552)	$(24,926)	56,810
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	1,665	6,429	1,359	87	53	743	21	20	10,377
Depreciation and amortization (included in cost of revenue)	1,686	—	—	—	—	—	—	—	1,686
Amortization of equity method fair value adjustment at acquisition	—	(370)	—	—	—	—	—	—	(370)
Asset impairment expense	—	—	277	—	—	104	—	—	381
(Gain) loss on sale or disposal of assets	13	(25)	(192)	—	—	8	—	—	(196)
Interest expense	458	1,328	426	—	—	1,523	—	13,446	17,181
Loss on early extinguishment or restructuring of debt	—	—	—	—	—	2,537	—	—	2,537
Gain on sale of subsidiary	—	—	—	—	(102,141)	—	—	—	(102,141)
Other (income) expense, net	(66)	(1,981)	66	99	56	93	121	226	(1,386)
Foreign currency (gain) loss (included in cost of revenue)	—	(420)	—	—	—	—	—	—	(420)
Income tax (benefit) expense	3,318	68	13	—	1	14	(272)	2,759	5,901
Noncontrolling interest	601	4,030	324	—	20,679	(700)	(536)	—	24,398
Bonus to be settled in equity	—	—	—	—	—	—	—	175	175
Share-based payment expense	—	476	2	—	18	349	200	2,660	3,705
Acquisition and disposition costs	456	—	—	49	2,355	928	—	240	4,028
Adjusted EBITDA	$15,528	$20,399	$2,954	$1,275	$(4,855)	$(6,217)	$(1,018)	$(5,400)	$22,666

Total Core Operating Subsidiaries	$40,156

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED OPERATING INCOME ("INSURANCE AOI")
AND PRE-TAX OPERATING INCOME ("PRE-TAX INSURANCE AOI")
(in thousands)
(Unaudited)

The table below shows the adjustments made to the reported Net income (loss) of the Insurance segment to calculate Insurance AOI and Pre-Tax Insurance AOI for the three and nine months ended September 30, 2018 and 2017, respectively:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	Increase / (Decrease)	2018	2017	Increase / (Decrease)
Net income (loss) - Insurance segment	$141,068	$4,282	$136,786	$142,878	$3,685	$139,193
Effect of investment (gains) (1)	(20,147)	(978)	(19,169)	(27,086)	(2,854)	(24,232)
Asset impairment expense	—	—	—	—	3,364	(3,364)
Bargain Purchase Gain	(109,112)	—	(109,112)	(109,112)	—	(109,112)
Reinsurance Gain	(17,715)	—	(17,715)	(17,715)	—	(17,715)
Acquisition costs	1,305	422	883	2,367	1,158	1,209
Insurance AOI	$(4,601)	$3,726	$(8,327)	$(8,668)	$5,353	$(14,021)
Tax expense	(6,741)	13,263	(20,004)	—	15,236	(15,236)
Pre-tax Insurance AOI	$(11,342)	$16,989	$(28,331)	$(8,668)	$20,589	$(29,257)

(1) The Insurance segment revenues are inclusive of mark-to-market adjustments recorded on equity securities in accordance with ASU 2016-01. Certain of these adjustments related to consolidated subsidiaries are eliminated and others are reclassified to Other income (expenses), net in consolidation.